EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61190) pertaining to the Delta Apparel, Inc. 2001 Stock Option Plan and Delta Apparel, Inc. 2001 Incentive Stock Award Plan of our reports dated August 28, 2009, with respect to the consolidated financial statements and schedule of Delta Apparel, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Delta Apparel, Inc. and subsidiaries, included in the Annual Report on Form 10-K for the year ended June 27, 2009.
Atlanta, Georgia
August 28, 2009